Exhibit 99.1

FOR IMMEDIATE RELEASE

NEWSTAR REPORTS NET INCOME OF $5.0 MILLION, OR $0.10 PER DILUTED SHARE FOR THE SECOND QUARTER

Accelerating asset and revenue growth drive higher returns

•	Investment Activity – New funded credit investments exceeded $1.0 billion in the second quarter, up 68% from last quarter and 213% from the same quarter last year.
•	Asset Growth – Managed loans and credit investments increased by $418 million to $4.2 billion, or 11%, from the prior quarter and $1.7 billion, or 70%, from the same period last year.
•

Funding – Growth in managed assets was supported by a combination of long term capital from the issuance of senior unsecured notes totaling $300 million in April and a new $175 million credit facility, as well as managed funds. Corporate debt totaling $238 million was also retired in the second quarter, which resulted in the recognition of $3.6 million of debt extinguishment costs that are included in interest expense.

•

Net Interest Margin – Due primarily to the negative impact of interest expense recognized in connection with debt prepayment, the margin narrowed to 1.99% for the second quarter from 2.51% in the prior quarter. Excluding expenses related to debt extinguishment, the adjusted margin was 2.44% in the second quarter.

•

Revenue – Total revenue[1] increased by $1.7 million to $23.2 million, or 7.8% from the prior quarter as a $1.6 million decrease in net interest income, driven by accelerated recognition of interest expense in connection with debt prepayment, was more than offset by a $3.3 million increase in non-interest income from capital markets and asset management activities. Adjusted revenue was up 24% from the prior quarter, excluding the costs related to debt extinguishment.

•

Operating Leverage – Operating expenses decreased to 1.39% of average assets in the second quarter compared to 1.44% in the prior quarter and 1.87% in the same period last year as the growth in average assets outpaced the increase in expenses from the prior quarter.

•

Credit – Credit costs improved as the provision for credit losses decreased by $3.8 million from the prior quarter due primarily to the mix of new loans and the impact of positive portfolio rating migration, which drove a decrease in general provision expense, as well as slightly lower specific provisions.

•

Stockholders Equity – Pre-tax ROAE increased to 5.2% in the second quarter, or 7.4% excluding the expenses related to debt extinguishment, from 2.7% last quarter.  Book value per share increased to $14.36 at the end of the second quarter, up 0.7% or $0.10 from the prior quarter due primarily to earnings retention and the impact of share repurchases.

[1]	Total revenue is defined as the sum of net interest income and non-interest income

Boston, August 5, 2015 – NewStar Financial, Inc. (NASDAQ: NEWS) (“NewStar” or the “Company”), an internally-managed, commercial finance company, today announced financial results for its second quarter of 2015, reporting net income of $5.0 million, or $0.10 per diluted share. Adjusted net income, excluding debt extinguishment costs recognized in connection with the prepayment of corporate debt during the quarter, was $7.1 million, or $0.15 per diluted share.  These results compare to net income of $2.5 million, or $0.05 per diluted share in the first quarter of 2015 and a consolidated net loss of $1.9 million, or $0.04 per diluted share in the second quarter of 2014. Operating income before income taxes was $8.6 million for the second quarter of 2015, or $12.1 million excluding debt extinguishment related expenses, compared to $4.3 million for the first quarter and a loss of $3.1 million in the second quarter of 2014. Adjusted measures included herein are non-GAAP measures.  See “Non-GAAP Financial Measures” at the end of this press release and pages 13 and 14 for reconciliations of all non-GAAP measures to the applicable GAAP measures.

Tim Conway, NewStar’s Chairman and Chief Executive Officer commented on the Company’s quarterly performance: “We made significant progress on our strategic priorities this quarter as growth accelerated and our returns began to reflect the benefits of operating and financial leverage.  Strong asset and revenue growth in the quarter outpaced expense growth, translating directly into a lower expense ratio and higher earnings.  New investment activity more than tripled, keeping us on pace to reach our volume target for the full year and driving strong asset growth.  Excluding costs related to debt prepayment in the quarter, revenue was up 24%, reflecting increases in both net interest income from asset growth and fees from capital markets and asset management activities.  With more than $650 million of equity capital and $600 million of long-term, unsecured debt, we have positioned the balance sheet to provide leverage to our asset returns and to support continued growth.  As a result, equity returns improved in the second quarter, increasing to 7.4% on a pre-tax basis, excluding debt extinguishment costs, and clearly highlighting the benefits of our growth strategy.”

Managed and Owned Investment Portfolios

•

Total new funded credit investments exceeded $1.0 billion in the second quarter of 2015, up from $609 million in the first quarter and $326 million in the second quarter of 2014. Higher investment activity was driven by continued demand for acquisition financing derived from new middle market LBO activity and co-lending activity through our strategic relationships, combined with our emphasis on providing larger credit commitments and increasing the number of lead managed transactions.

•	Balance sheet runoff from scheduled amortization, prepayments and sales totaled approximately $419.4 million.
•

Average yields on new loans and other credit investments in the second quarter were 6.56%, up from 6.07% in the prior quarter due partly to a shift in asset mix and partly to an improved pricing environment during the second quarter.

•

Loans and investments in debt securities outstanding increased approximately 15% from the prior quarter and 50% from the second quarter of 2014. Growth in the second quarter was driven primarily by strong loan volume in our Leveraged Finance group.

•

The Leveraged Finance loan portfolio increased by $429.6 million during the second quarter to almost $2.8 billion, while asset-based loans in our Business Credit portfolio decreased 10% to $239 million, and loans and leases in our Equipment Finance portfolio increased 23% to almost $140 million.

•	Assets held in managed funds was consistent at nearly $1 billion as of June 30, 2015.
•

New equipment loan and lease volume was $35 million in the second quarter, up significantly from $21 million last quarter and $20 million in the second quarter of 2014, while asset-based lending activity totaling $19 million increased from $9 million last quarter, but decreased from $35 million in the comparable quarter in the prior year.  Equipment finance and asset-based lending activity represented 8% of new loan volume retained on the balance sheet in the second quarter.

•

The owned loan portfolio remained balanced across industry sectors and highly diversified by issuer. As of June 30, 2015, no outstanding borrowings by a single obligor represented more than 1.5% of total loans outstanding, and the ten largest obligors comprised approximately 10.6% of the loan portfolio.

Net Interest Income / Margin

•

Despite an 18% increase in interest income in the second quarter, net interest income decreased to $15.8 million in the second quarter of 2015 from $17.4 million in the prior quarter due to higher interest expense driven by the accelerated amortization of deferred financing fees in connection with the prepayment of corporate debt and increased leverage as well as higher cost of funds resulting from the continuing amortization of low-cost CLO notes issued in 2007.

•

The portfolio yield increased to 6.31% in the second quarter of 2015 compared to 6.00% in the prior quarter and 6.14% in the second quarter of 2014 due to higher yields on new loans originated and higher fee income recognized in the quarter, which was partly driven by higher prepayment levels.

•

Net interest margin narrowed to 1.99% for the second quarter of 2015 compared to 2.51% for prior quarter as the cost of funds increased to 4.80% in the second quarter from 4.11% in the first quarter of 2015 reflecting the accelerated amortization of deferred financing fees in connection with the prepayment of corporate debt. Excluding the impact of expenses recognized in connection with the prepayment of corporate debt, the margin was 2.44%.

Non-Interest Income

•

Non-interest income was $7.4 million for the second quarter of 2015, up from $4.1 million for the first quarter and $1.5 million for the second quarter of 2014. The change from the first quarter was due primarily to $5.8 million of fee income from capital markets and asset management activities.

•

Other non-interest income in the second quarter of 2015 was centered in $0.6 million of unused fees on revolving credit commitments, and an unrealized gain of $0.9 million on loans referenced by a total return swap (“TRS”) managed by the Company. It also included approximately $0.1 million of revenue related to the remaining OREO property currently being managed by the Company, which was offset by related OREO costs included in general and administrative expenses.

Credit Performance

•

Total credit costs in the second quarter of 2015 decreased by $3.8 million to $3.2 million from $7.0 million in the prior quarter primarily due to a decrease in the general provision for credit loss expense resulting from a combination of positive rating migration and the mix of new loan originations.

•	Total specific provision expense in the second quarter of 2015 was approximately $2.5 million, down from $3.0 million in the prior quarter.
•

The allowance for credit losses was $49.9 million, or 1.81% of consolidated loans and approximately 49% of NPLs, at June 30, 2015, compared to $50.7 million, or 1.97% of loans and approximately 51% of NPLs, at March 31, 2015. The change in the ratio was driven by an increase in the outstanding loan portfolio.

•

Non-performing assets increased slightly to $105.0 million, or 3.79% as a percentage of loans at June 30, 2015 compared to $103.3 million or 4.01% of loans at the end of the prior period due to the addition of one legacy loan totaling $7.5 million to non-accrual status during the second quarter of 2015, partially offset by a $4.0 million charge off of a separate previously impaired loan.

•

At June 30, 2015, loans with an aggregate outstanding balance of $101.9 million (net of charge-offs), or 3.69% of loans, were on non-accrual status compared to loans with an aggregate outstanding balance of $100.3 million (net of charge-offs), or 3.90% of consolidated loans at March 31, 2015.

Expenses

•

Operating expenses increased approximately 12% to $11.4 million due to higher compensation expense, but decreased as a percentage of average assets to 1.39%, in the second quarter as compared to $10.2 million, or 1.44% of average assets for the prior quarter.

•

Adjusted operating expenses, excluding non-cash equity compensation were $10.6 million in the second quarter, or 1.28% of average assets on an annualized basis, compared to $9.5 million in the prior quarter, or 1.33% of average assets.

•	The Company had 107 full-time employees at June 30, 2015 compared to 101 full-time employees at March 31, 2015.

Income Taxes

•	Deferred income taxes decreased slightly to $29.8 million as of June 30, 2015 compared to $30.4 million as of March 31, 2015.
•

Approximately $26.4 million and $9.3 million of the net deferred tax asset as of June 30, 2015 were related to our allowance for credit losses and equity compensation, respectively, which was partially offset by $7.2 million of deferred tax liabilities related to the lease portfolio.

Funding and Capital

•

Total cash and equivalents as of June 30, 2015 were $214.8 million, of which $25.3 million was unrestricted. Unrestricted cash decreased slightly from approximately $28.7 million at March 31, 2015 due primarily to the timing of cash distributions from CLO trusts. Restricted cash decreased to approximately $189.5 million at June 30, 2015 from approximately $214.9 million as of March 31, 2015 as restricted cash in the 2015-1 CLO was employed in new investments, as well as timing differences in settlement dates of CLO trusts and other non-recourse, secured financing arrangements.

•	Entered into new $175 million warehouse credit facility in May 2015, which is used to fund leveraged finance loans.
•

Increased aggregate commitment amounts of warehouse credit facilities used to fund asset-based loans by $105 million to $340 million in June 2015 and extended the maturity date of one of the facilities totaling $175 million to June 2018.

•	Extended the maturity date to April 2019 of a credit facility to fund equipment finance leases and loans in April 2015.
•	Advances under credit facilities increased by approximately $265.0 million during the second quarter due primarily to new loan origination volume funded by warehouse lines.
•

Term debt decreased from the prior quarter by approximately $29 million to $1.5 billion at June 30, 2015 due primarily to repayment of CLO notes from principal collections on loans held in our 2007 CLO trust.

•

Completed $300 million offering of 7.25% senior notes due 2020 (the “2020 Notes”) in April 2015. Net proceeds of approximately $294 million were used to prepay existing corporate debt totaling $238.3 million.  Excess proceeds of approximately $55 million were available for general corporate purposes and expected to be used to support loan growth.

•

Total debt increased by approximately $319.3 million to $2.7 billion at June 30, 2015, which led to an increase in balance sheet leverage to 4.1x from 3.7x at March 31, 2015. The increase was due primarily to the completion of the offering of the 2020 Notes.

Equity

•

Book value per share increased $0.10 to $14.36 at the end of the second quarter of 2015, up from $14.26 at the end of the prior quarter due primarily to net income for the quarter. Book value per share increased 13.8% from the same quarter of last year.

•

The company purchased 0.4 million shares of its common stock in the second quarter for an aggregate purchase price of $3.9 million under the stock repurchase program authorized in August 2014. This plan was completed on July 21, 2015 as a result of additional repurchases with an aggregate purchase price of approximately $0.8 million.

•

Average diluted shares outstanding were 48.5 million shares for the quarter, down from 49.4 million for the prior quarter, and total outstanding shares at June 30, 2015 were 45.8 million, down from 46.0 million at March 31, 2015.

•	Pre-tax returns on average equity increased to 5.2% in the second quarter, or 7.4% excluding expenses recognized in connection with debt prepayment, from 2.7% in the prior quarter.

Conference Call and Webcast

NewStar will host a webcast/conference call to discuss the results today at 10:00 am Eastern Time. All interested parties are invited to participate via telephone or webcast, which will be hosted through the Investor Relations section at www.newstarfin.com. Please visit the website to register for the webcast and test your connection prior to the call. You can also access the conference call by dialing 877-755-7419 approximately 5-10 minutes prior to the call.  International callers should dial 973-200-3080. All callers should reference “NewStar Financial.”

For convenience, an archived replay of the call will be available through August 12, 2015 by dialing 855-859-2056. International callers should call 404-537-3406. For all replays, please use the passcode 87670729. The audio replay will also be available through the Investor Relations section at www.newstarfin.com.

About NewStar Financial

NewStar Financial Inc. (NASDAQ:NEWS) is an internally-managed, commercial finance company focused on meeting the complex financing needs of companies and private investors in the middle markets. The Company specializes in providing a range of corporate debt financing options to mid-sized companies to fund working capital, growth strategies, acquisition and recapitalization, as well as equipment purchases. NewStar originates loans and leases directly through specialized lending platforms staffed by teams of experienced, senior bankers and marketing officers organized around key industry and market segments. The Company also manages a series of credit funds that offer co-investment opportunities in middle market loans to institutional investors.   NewStar provides credit commitments of up to $50 million and will selectively underwrite or arrange larger transactions through a strategic relationship with GSO Capital and funds sponsored by Franklin Square Capital Partners, or for syndication to other lenders.

NewStar is headquartered in Boston MA and has regional offices in Atlanta GA, Chicago IL, Dallas TX, Darien, CT, New York, NY, Portland OR and San Francisco CA. For more detailed information, please visit our website at www.newstarfin.com.

For information contact:

Robert K. Brown	Brian J. Fischesser
500 Boylston St., Suite 1250	500 Boylston St., Suite 1250
Boston, MA 02116	Boston, MA 02116
P. 617.848.2558	P. 617.848.2512
F. 617.848.4390	F. 617.848.4398
rbrown@newstarfin.com	bfischesser@newstarfin.com

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our ability to support continued future growth.  All statements other than statements of historical fact included in this release are forward-looking statements. Forward-looking statements give our current expectations and projections relating to our financial condition, results of operations, strategic plans, the market price for NewStar’s stock prevailing from time to time, the nature of other investment opportunities presented to NewStar from time to time, objectives, future performance, financing plans and business. As such, they are subject to material risks and uncertainties, including our ability to leverage new and future assets to support growth, the continued success of our strategic relationships; the general state of the economy; our ability to compete effectively in a highly competitive industry; and the impact of federal, state and local laws and regulations that govern non-depository commercial lenders and businesses generally.

More detailed information about these risk factors can be found in NewStar’s filings with the Securities and Exchange Commission (the “SEC”), including Item 1A (“Risk Factors”) of our 2014 Annual Report on Form 10-K, as amended, and as supplemented by any Risk Factors contained in our Quarterly Reports on Form 10‑Q.  NewStar is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. NewStar plans to file its Quarterly Report on Form 10-Q for the quarter ended June 30, 2015 with the SEC on or before August 10, 2015 and urges its shareholders to refer to that document for more complete information concerning NewStar’s financial results.

Non-GAAP Financial Measures

References to “Adjusted net income”, “Adjusted net income per diluted share”, “Adjusted revenue”, “Adjusted interest expense”, “Adjusted income before taxes”, “Adjusted equity” and “Adjusted net interest margin” exclude the debt extinguishment costs from the Company’s financial results that are required to be included under U.S. generally accepted accounting principles (GAAP).  NewStar uses these adjusted financial measures to make operational and investment decisions, and NewStar believes that they provide useful information to investors in their evaluation of our financial performance and condition.  Excluding the expenses incurred in connection with the debt extinguishment costs eliminates the impact of the acceleration of the amortization of deferred financing fees that may make it difficult to compare our period‑over‑period results.  References to Adjusted operating expenses refer to operating expenses, excluding compensation expense related to restricted stock grants and option grants that are required to be included under GAAP.  NewStar management uses Adjusted operating expenses to make operational and investment decisions, and NewStar believes that they provide useful information to investors in their evaluation of our financial performance and condition.  Excluding the financial results and expenses incurred in connection with the compensation expense related to restricted stock grants and option grants eliminates unique amounts that make it difficult to assess our core performance and compare our period‑over‑period results.  Reconciliations of these non-GAAP financial measures to their respective most directly comparable GAAP measures are included on pages 13 and 14 of this release.

NewStar Financial, Inc.

Consolidated Balance Sheets

(unaudited)

	June 30,	March 31,	December 31,	June 30,
($ in thousands)	2015	2015	2014	2014
Assets:

Cash and cash equivalents	$25,308	$28,666	$33,033	$53,321
Restricted cash	189,529	214,853	95,411	166,149
Cash collateral on deposit with custodian	42,552	49,082	38,975	—
Investments in debt securities, available-for-sale	108,454	79,891	46,881	16,545
Loans held-for-sale, net	338,304	149,609	200,569	44,314
Loans and leases, net	2,688,971	2,496,564	2,305,896	2,034,940
Deferred financing costs, net	33,485	29,397	26,514	22,442
Interest receivable	10,590	8,394	7,477	6,764
Property and equipment, net	652	613	660	748
Deferred income taxes, net	29,762	30,376	28,078	24,624
Income tax receivable	218	103	3,388	9,398
Unsettled trade receivables	16,734	11,795	396	—
Other assets	21,998	20,917	23,731	31,670
Total assets	$3,506,557	$3,120,260	$2,811,009	$2,410,915

Liabilities:

Credit facilities	$634,923	$369,894	$487,768	$149,025
Term debt securitizations	1,543,955	1,572,484	1,193,187	1,332,461
Repurchase agreements	99,210	79,760	57,227	57,515
Senior notes	300,000	—	—	—
Corporate debt	—	238,300	238,500	238,500
Subordinated notes	138,215	136,578	156,831	—
Accrued interest payable	13,940	10,656	6,576	4,430
Unsettled trade payables	93,211	40,632	78	1,588
Other liabilities	25,726	15,668	29,845	18,295
Total liabilities	2,849,180	2,463,972	2,170,012	1,801,814
Total stockholders' equity	657,377	656,288	640,997	609,101
Total liabilities and stockholders’ equity	$3,506,557	$3,120,260	$2,811,009	$2,410,915

NewStar Financial, Inc.

Consolidated Statements of Operations

(unaudited)

	Three Months Ended
	June 30,	March 31,	December 31,	June 30,
($ in thousands, except per share amounts)	2015	2015	2014	2014
Net interest income:
Interest income	$46,871	$39,749	$35,601	$33,536
Interest expense	31,085	22,334	17,102	13,868
Net interest income	15,786	17,415	18,499	19,668
Provision for credit losses	3,208	6,978	5,280	12,652
Net interest income after provision for credit losses	12,578	10,437	13,219	7,016

Non-interest income (loss):
Fee income	4,777	1,158	495	462
Asset management income	1,015	920	511	30
Loss on derivatives	(10)	(9)	(12)	(13)
Loss on sale of loans	(31)	(15)	(41)	—
Other income (loss)	1,678	2,072	(1,212)	1,017
Total non-interest income (loss)	7,429	4,126	(259)	1,496
Operating expenses:
Compensation and benefits	7,710	6,733	7,100	7,803
General and administrative expenses	3,734	3,499	3,652	3,852
Total operating expenses	11,444	10,232	10,752	11,655
Operating income (loss) before income taxes	8,563	4,331	2,208	(3,143)
Results of Consolidated VIE
Interest income	—	—	—	2,615
Interest expense - credit facilities	—	—	—	1,987
Interest expense - Fund membership interest	—	—	—	697
Other income	—	—	—	221
Operating expenses	—	—	—	189
Net results from Consolidated VIE	—	—	—	(37)

Income (loss) before income taxes	8,563	4,331	2,208	(3,180)
Income tax expense (benefit)	3,563	1,792	982	(1,325)
Net income (loss)	$5,000	$2,539	$1,226	$(1,855)

Net income (loss) per share:
Basic	$0.11	$0.05	$0.03	$(0.04)
Diluted	$0.10	$0.05	$0.02	$(0.04)

Weighted average shares outstanding:
Basic	45,912,304	46,769,864	47,571,956	48,881,893
Diluted	48,535,763	49,406,234	50,527,250	48,881,893

NewStar Financial, Inc.

Consolidated Statements of Operations

(unaudited)

	For the Six Months
	Ended June 30,
($ in thousands, except per share amounts)	2015	2014
Net interest income:
Interest income	$86,620	$66,663
Interest expense	53,419	26,369
Net interest income	33,201	40,294
Provision for credit losses	10,186	18,459
Net interest income after provision for credit losses	23,015	21,835

Non-interest income:
Fee income	5,935	1,232
Asset management income	1,935	55
Loss on derivatives	(19)	(17)
Loss on sale of loans	(46)	(166)
Other income	3,750	7,110
Total non-interest income	11,555	8,214
Operating expenses:
Compensation and benefits	14,443	15,562
General and administrative expenses	7,233	8,221
Total operating expenses	21,676	23,783
Operating income before income taxes	12,894	6,266
Results of Consolidated VIE
Interest income	—	5,268
Interest expense - credit facilities	—	2,865
Interest expense - Fund membership interest	—	1,292
Other income	—	229
Operating expenses	—	249
Net results from Consolidated VIE	—	1,091

Income before income taxes	12,894	7,357
Income tax expense	5,355	3,009
Net income	$7,539	$4,348

Net income per share:
Basic	$0.16	$0.09
Diluted	$0.15	$0.08

Weighted average shares outstanding:
Basic	46,338,715	48,806,441
Diluted	48,963,588	52,492,687

NewStar Financial, Inc.

Selected Financial Data

(unaudited)

	Three Months Ended
	June 30,	March 31,	December 31,	June 30,
($ in thousands)	2015	2015	2014	2014
Performance Ratios:
Return on average assets	0.61%	0.36%	0.19%	-0.29%
Return on average equity	3.05	1.57	0.79	(1.20)
Pre-tax return on average equity (ROAE)	5.23	2.67	1.42	(2.05)
Net interest margin, before provision	1.99	2.51	2.90	3.04
Operating expenses as a percentage of average total assets	1.39	1.44	1.65	1.87
Efficiency ratio	49.30	47.50	58.94	55.57
Portfolio yield	6.31	6.00	5.97	6.14

Credit Quality Ratios:
Delinquent loan rate for loans 60 days or more
past due (at period end)	1.67%	1.68%	1.84%	1.06%
Delinquent loan rate for accruing loans 60 days
or more past due (at period end)	—	—	—	—
Non-accrual loan rate (at period end)	3.69	3.90	3.70	3.70
Non-performing asset rate (at period end)	3.79	4.01	3.84	4.29
Annualized net charge off rate (end of period loans)	0.58	—	0.59	2.52
Annualized net charge off rate (average period loans)	0.56	—	0.59	2.25
Allowance for credit losses ratio (at period end)	1.81	1.97	1.84	1.87

Capital and Leverage Ratios:
Equity to assets	18.75%	21.03%	22.80%	25.26%
Debt to equity	4.13	3.65	3.32	2.92
Book value per share	$14.36	$14.26	$13.75	$12.62

Average Balances:
Loans and other debt products, gross	$2,975,756	$2,683,211	$2,365,225	$2,360,864
Interest earning assets	3,179,911	2,817,452	2,531,808	2,583,346
Total assets	3,297,290	2,887,434	2,582,340	2,542,411
Interest bearing liabilities	2,595,877	2,205,096	1,919,677	2,040,371
Equity	657,133	657,090	616,440	621,113

Allowance for credit loss activity:
Balance as of beginning of period	$50,739	$43,693	$41,910	$39,599
General provision for credit losses	725	3,997	2,946	(1,204)
Specific provision for credit losses	2,483	2,981	2,334	13,856
Net (charge offs) recoveries	(4,000)	68	(3,497)	(13,152)
Balance as of end of period	$49,947	$50,739	$43,693	$39,099

	Three Months Ended
	June 30,	March 31,	December 31,	June 30,
($ in thousands)	2015	2015	2014	2014
Supplemental Data (at period end):
Investments in debt securities, gross	$117,318	$87,318	$53,098	$19,298
Loans held-for-sale, gross	342,035	150,987	202,369	44,456
Loans held-for-investment, gross	2,765,706	2,572,202	2,370,255	2,090,862
Loans and investments in debt securities, gross	3,225,059	2,810,507	2,625,722	2,154,616
Unused lines of credit	439,161	330,041	317,583	297,622
Standby letters of credit	8,416	7,974	7,911	7,694
Total funding commitments	$3,672,636	$3,148,522	$2,951,216	$2,459,932

Loans held-for-sale, gross	$342,035	$150,987	$202,369	$44,456
Loans held-for-investment, gross	2,765,706	2,572,202	2,370,255	2,090,862
Total loans, gross	3,107,741	2,723,189	2,572,624	2,135,318
Deferred fees, net	(31,758)	(27,080)	(23,176)	(17,469)
Allowance for loan losses - general	(26,519)	(26,230)	(22,258)	(18,552)
Allowance for loan losses - specific	(22,189)	(23,706)	(20,725)	(20,043)
Total loans, net	$3,027,275	$2,646,173	$2,506,465	$2,079,254

NewStar Financial, Inc.

Selected Financial Data

(unaudited)

	Six Months Ended June 30,
($ in thousands)	2015	2014
Performance Ratios:
Return on average assets	0.49%	0.34%
Return on average equity	2.31	1.41
Net interest margin, before provision	2.24	3.26
Operating expenses as a percentage of average total assets	1.42	1.90
Efficiency ratio	48.43	48.21
Portfolio yield	6.18	6.15

Credit Quality Ratios:
Annualized net charge off rate (end of period loans)	0.29	2.05
Annualized net charge off rate (average period loans)	0.29	1.83

Average Balances:
Loans and other debt products, gross	$2,822,886	$2,358,956
Interest earning assets	2,984,837	2,561,513
Total assets	3,088,377	2,552,492
Interest bearing liabilities	2,409,303	2,070,424
Equity	657,229	620,323

Allowance for credit loss activity:
Balance as of beginning of period	$43,693	$41,854
General provision for credit losses	4,722	506
Specific provision for credit losses	5,464	17,953
Net charge offs	(3,932)	(21,214)
Balance as of end of period	$49,947	$39,099

NewStar Financial, Inc.

Non-GAAP Selected Financial Data

(unaudited)

	Three Months Ended
	June 30,	March 31,	December 31,	June 30,
($ in thousands)	2015	2015	2014	2014
Performance Ratios:
Adjusted pre-tax return on average equity (ROAE)	7.39%
Adjusted net interest margin, before provision	2.44
Adjusted operating expenses as a percentage of average total assets	1.28	1.33	1.53	1.78

Consolidated Statement of Operations Adjustments (1):

Interest income	$46,871
Interest expense	31,085
Plus: acclereated amortization of expenses (3)	3,557
Adjusted interest expense	27,528

Adjusted net interest income	19,343
Total non-interest income	7,429

Adjusted revenue	26,772
Provision for credit losses	3,208
Total operating expenses	11,444

Adjusted income before income taxes	12,120
Adjusted income tax expense	5,043
Adjusted net income	$7,077

Adjusted net income per share:
Basic	$0.15
Diluted	$0.15

Operating expenses	$11,444	$10,232	$10,752	$11,844
Less: non-cash equity compensation expense (4)	881	730	789	563
Adjusted operating expenses	$10,563	$9,502	$9,963	$11,281

Average Balances:
Equity	$657,133
Plus: acclereated amortization of expenses (after tax) (3)	519
Adjusted equity	$657,652

	Three Months Ended
	June 30,	March 31,	December 31,	June 30,
	2015	2015	2014	2014
Risk-adjusted revenue
Net interest income after provision for credit losses	$12,578	$10,437	$13,219	$6,947
Non-interest income	7,429	4,126	(259)	1,717
Risk-adjusted revenue	$20,007	$14,563	$12,960	$8,664

(1)	Adjustments are pre-tax, unless otherwise noted.
(2)	Revenue is the sun of Net interest income and Non-interest income.
(3)	Accelerated amortization of deferred financing fees related to early repayment of corporate credit facility.
(4)	Non-cash compensation charge related to restricted stock grants and option grants.

NewStar Financial, Inc.

Non-GAAP Selected Financial Data

(unaudited)

	Six Months Ended June 30,
($ in thousands)	2015	2014
Performance Ratios:
Operating expenses as a percentage of average total assets	1.31	1.80

Consolidated Statement of Operations Adjustments(1):
Operating expenses	$21,676	$24,032
Less: non-cash equity compensation expense (2)	1,611	1,227
Adjusted operating expenses	$20,065	$22,805

	Six Months Ended June 30,
	2015	2014
Risk-adjusted revenue
Net interest income after provision for credit losses	$23,015	$22,946
Non-interest income	11,555	8,443
Risk-adjusted revenue	$34,570	$31,389

(1)	Adjustments are pre-tax.
(2)	Non-cash compensation charge related to restricted stock grants and option grants.

NewStar Financial, Inc.

Portfolio Data

(unaudited)

	June 30,		March 31,		December 31,		June 30,
($ in thousands)	2015		2015		2014		2014

Portfolio Data:
Senior secured cash flow	$2,560,569	79.4%	$2,177,755	77.5%	$2,044,126	77.9%	$1,718,706	79.8%
Senior secured asset-based	415,675	12.9	415,093	14.8	385,882	14.7	280,899	13.0
First mortgage	94,009	2.9	109,622	3.9	105,394	4.0	109,781	5.1
Other	154,806	4.8	108,037	3.8	90,320	3.4	45,230	2.1
Total	$3,225,059	100.0%	$2,810,507	100.0%	$2,625,722	100.0%	$2,154,616	100.0%

Leveraged Finance	$2,751,893	85.3%	$2,322,310	82.6%	$2,136,744	81.4%	$1,766,238	82.0%
Business Credit	239,187	7.4	264,910	9.4	286,918	10.9	197,776	9.2
Real Estate	94,009	2.9	109,622	3.9	105,394	4.0	80,821	3.7
Equipment Finance	139,970	4.4	113,665	4.1	96,666	3.7	109,781	5.1
Total	$3,225,059	100.0%	$2,810,507	100.0%	$2,625,722	100.0%	$2,154,616	100.0%

Managed Portfolio
NewStar Financial, Inc. portfolio	$3,225,059		$2,810,507		$2,625,722		$2,154,616
Loans owned by Arlington Program	378,501		392,590		383,834		239,435
Loans owned by Clarendon Fund	388,271		364,520		236,703		—
Loans owned by NewStar TRS Fund	136,733		141,586		85,024		—
Loans owned by NewStar Credit
Opportunities Fund	29,785		35,444		36,272		48,260
Total	$4,158,349		$3,744,647		$3,367,555		$2,442,311

Managed Assets
NewStar Financial, Inc.	$3,506,557		$3,120,260		$2,811,009		$2,410,915
Arlington Program	400,000		400,000		400,000		400,000
Clarendon Fund	400,000		400,000		400,000		—
NewStar TRS Fund	136,733		141,586		110,575		—
NewStar Credit Opportunities Fund	31,443		38,324		39,047		49,785
Total	$4,474,733		$4,100,170		$3,760,631		$2,860,700